UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2015

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-54687	27-1627696
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Probable Real Estate Acquisition
Carillon
On December 10, 2015, KBS Real Estate Investment Trust III, Inc. (the “Company”), through an indirect wholly owned subsidiary (the “Buyer”), entered into an agreement of sale and purchase, as amended, to acquire an office property containing 476,308 rentable square feet located on approximately 1.8 acres of land in Charlotte, North Carolina (“Carillon”). On November 24, 2015, KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”), entered into an agreement of sale and purchase to purchase Carillon and on December 10, 2015, the Advisor subsequently assigned the agreement of sale and purchase to the Buyer. The seller is not affiliated with the Company or the Advisor. The contractual purchase price of Carillon is approximately $147.0 million plus closing costs. The Company intends to fund the purchase of Carillon with proceeds from a mortgage loan from an unaffiliated lender and proceeds from its now-terminated primary initial public offering. The Company is currently negotiating the terms of the mortgage loan. Pursuant to the agreement of sale and purchase, as amended, the Company would be obligated to purchase the property only after satisfaction of agreed upon closing conditions. There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit up to $4.4 million of earnest money.
Carillon was constructed in 1991. As of December 10, 2015, Carillon was 92% leased to 46 tenants with a weighted-average remaining lease term of 5.1 years.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: December 15, 2015	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer